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                                                                    Exhibit 4.02

                CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS
                                 AND LIMITATIONS
                                       OF
             CLASS B NONVOTING CUMULATIVE REDEEMABLE PREFERRED STOCK
                         ("Certificate of Designations")

                                       OF

                          CLEARVIEW CINEMA GROUP, INC.
                             a Delaware corporation

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


                  Clearview Cinema Group, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Section 4 of Article IV of its Amended and Restated Certificate of Incorporation dated August 18, 1997 (the "Amended and Restated Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a new class of its Preferred Stock, $.01 par value, designated as Class B Nonvoting Cumulative Redeemable Preferred Stock:

                  RESOLVED, that a new class of authorized Preferred Stock of the Corporation be hereby created and established, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such class, and the qualifications, limitations or restrictions thereof are as follows:

         (a) Designation and Amount. The shares of such class shall be designated as "Class B Nonvoting Cumulative Redeemable Preferred Stock" (referred to herein as, the "Class B Redeemable Preferred Stock") and the number of shares constituting such class shall be 20,000.

         (b) Dividends. The holder of each share of Class B Redeemable Preferred Stock shall be entitled to receive on the 15th day of April, July, October and January, or the next business day if such 15th business day is not a business day (each such date being referred to herein as a "Dividend Payment Date"), out of funds legally available for such purpose, and as declared by the Board of Directors, cumulative quarterly cash dividends in a per share amount equal to $.291667 for each day during which such share was outstanding during the calendar quarter immediately preceding the Dividend Payment Date. In case the Corporation shall (i) pay a dividend on the Class B Redeemable Preferred Stock in shares of Class B Redeemable Preferred Stock, (ii) subdivide the outstanding shares of Class B Redeemable Preferred Stock, or (ii) combine the outstanding shares of Class B Redeemable Preferred Stock into a smaller number of shares, the per share dividend rate in effect immediately prior thereto shall be proportionately adjusted so that the aggregate dividend rate of all shares of Class B Redeemable Preferred Stock immediately after such event shall equal the aggregate dividend rate of all shares of Class B Redeemable Preferred Stock immediately prior thereto. An adjustment made pursuant to this section shall become effective (x) upon the effective date in the case of a subdivision or combination or (y) upon the record date in the case of a dividend of shares. Quarterly dividends shall be paid on the basis of 90 days in each full quarter regardless of the number of actual days in each quarter, but dividends for less than a full quarter shall be based on the actual number of days during which each share is outstanding. Each dividend declared by the Board of Directors shall be paid to


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the holders of shares of the Class B Redeemable Preferred Stock as such holders'
names appear on the stock books on the related record date. Such record date shall be the last day of the calendar quarter immediately preceding the applicable Dividend Payment Date. Dividends in arrears with respect to any past Dividend Payment Date with respect to shares of Class B Redeemable Preferred Stock may be declared by the Board of Directors and paid on the outstanding shares of the Class B Redeemable Preferred Stock on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to the holder of the shares of the Class B Redeemable Preferred Stock on the related record date fixed by the Board of Directors, which shall not be less than 10 nor more than 45 days before the date fixed for the payment of such dividend. Any dividend payment made on shares of the Class B Redeemable Preferred Stock shall first be credited against the dividends accrued with respect to the earliest Dividend Payment Date for which dividends have not been paid. If full cumulative dividends have not been paid or declared and set aside for payment on the shares of the Class B Redeemable Preferred Stock, all cumulative dividends on the shares of the Class B Redeemable Preferred Stock shall be declared and paid pro rata to the holders of the outstanding shares of the Class B Redeemable
Preferred Stock entitled thereto, so that in all cases the amount of dividends declared per share on the shares of the Class B Redeemable Preferred Stock bear to each other the same ratio that accumulated dividends per share on all shares of Class B Redeemable Preferred Stock bear to each other. No holder of shares of Class B Redeemable Preferred Stock shall be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as provided in this section (b). No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the shares of Class B Redeemable Preferred Stock that may be in arrears. Except as set forth above, for so long as any shares of the Class B Redeemable Preferred Stock are outstanding, no dividends may be paid or declared and set aside for payment or other distribution made upon the Class A Convertible Preferred Stock, Common Stock or any other stock of the Corporation ranking junior to the shares of the Class B Redeemable Preferred Stock as to dividends ("Junior Stock"), nor may any shares of Junior Stock be redeemed, purchased or otherwise acquired by the Corporation for consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock), unless full cumulative dividends on all shares of Class B Redeemable Preferred Stock for all Dividend Payment Dates accruing on or prior to the date of such transaction have been or contemporaneously are declared and paid through the most recent Dividend Payment Date. If dividends are not paid on a Dividend Payment Date, then such dividends shall accrue and be cumulative from and after such Dividend Payment Date.

         Notwithstanding the foregoing, no dividends shall be paid or payable with respect to any shares of Class B Redeemable Preferred Stock if such payment is otherwise prohibited by section (h) of this Certificate of Designations or by the Delaware General Corporation Law. Dividends with respect to shares of Class B Redeemable Preferred Stock may also be subject to setoff and recoupment as contemplated by section (k) hereof.

         (c) Liquidation Rights. In the event of any Liquidation Event (as defined herein), the holders of shares of Class B Redeemable Preferred Stock shall be entitled to receive from the assets of the Corporation, whether represented by capital stock, paid-in capital or retained earnings, payment in cash of an amount equal to the aggregate Liquidation Value (as defined herein) of such Class B Redeemable Preferred Stock, plus a further amount equal to any dividends that have been (or, pursuant to Section (b) hereof, were required to have been) declared on the Class B Redeemable Preferred Stock but which remain unpaid, before any distribution of assets shall be made to the holders of the Class A Convertible Preferred Stock, Common Stock, or other Junior Stock. If, upon such Liquidation Event, the assets distributable to the holders of shares of Class B Redeemable Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then



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such assets shall be distributed ratably among the shares of Class B Redeemable
Preferred Stock. The "Liquidation Value" of each share of Class B Redeemable Preferred Stock shall be equal to $1,000. In case the Corporation shall (i) pay a dividend on the Class B Redeemable Preferred Stock in shares of Class B Redeemable Preferred Stock, (ii) subdivide the outstanding shares of Class B Redeemable Preferred Stock, or (ii) combine the outstanding shares of Class B Redeemable Preferred Stock into a smaller number of shares, the "Liquidation Value" in effect immediately prior thereto shall be proportionately adjusted so that the aggregate Liquidation Value of all shares of Class B Redeemable Preferred Stock immediately after such event shall equal the aggregate Liquidation Value of all shares of Class B Redeemable Preferred Stock immediately prior thereto. An adjustment made pursuant to this section shall become effective (x) upon the effective date in the case of a subdivision or combination or (y) upon the record date in the case of a dividend of shares. After payment in full of the aggregate Liquidation Value and dividends, as set forth above, to the holders of shares of Class B Redeemable Preferred Stock, the remaining assets of the Corporation available for payment and distribution to stockholders may be paid and distributed to the holders of the Class A Convertible Preferred Stock, Common Stock and any other Junior Stock. For purposes hereof, the term "Liquidation Event" shall mean any (A) merger or consolidation other than a merger or consolidation in which persons who, immediately prior to the closing of such transaction, were the holders of voting securities of the Corporation having more than fifty percent (50%) of the voting power of the outstanding voting securities of the Corporation (which includes all Common Stock, all Class A Convertible Preferred Stock and all other voting securities created in or under the Amended and Restated Certificate of Incorporation) hold, immediately after such transaction, voting securities of the surviving entity having more than fifty percent (50%) of the voting power of the outstanding voting securities of the surviving entity, (B) sale of all or substantially all of the assets of the Corporation, or (C) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

         (d) Voting Rights. Holders of shares of Class B Redeemable Preferred Stock shall not be entitled to any voting rights except upon matters with respect to which the holders of shares of Class A Convertible Preferred Stock, Class B Redeemable Preferred Stock and Common Stock have separate voting rights as expressly provided in this section (d), the Corporation's Amended and Restated Certificate of Incorporation or as required by Delaware law. The affirmative vote of the holders of more than fifty percent (50%) of the outstanding shares of Class B Redeemable Preferred Stock, voting separately as a single class, shall be required to authorize any amendment to this Certificate of Designations or the Corporation's Amended and Restated Certificate of Incorporation if such amendment would adversely affect the powers, preferences or rights of the Class B Redeemable Preferred Stock.

         (e) Redeemable at Option of the Corporation. The Corporation shall have the right to redeem any one or more shares of Class B Redeemable Preferred Stock at any time and from time to time at a redemption price of $1,000 per share plus an amount equal to all unpaid dividends thereon, including accrued dividends, whether or not declared, to the redemption date. Notice of any redemption of the Class B Redeemable Preferred Stock shall be mailed at least 30 days prior to the date fixed for redemption to each holder of Class B Redeemable Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation. In order to facilitate the redemption of the Class B Redeemable Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Class B Redeemable Preferred Stock to be redeemed, or may cause the transfer books of the Corporation to be closed for the transfer of the Class B Redeemable Preferred Stock, not more than 20 days nor less than 10 days prior to the date fixed for such redemption. Whenever shares of Class B Redeemable Preferred Stock are to be redeemed, the Corporation shall cause to be mailed, within the time period specified in this section, a written notice of redemption (a "Notice of Redemption") by first-class mail, postage prepaid, to each holder of shares of Class B Redeemable Preferred Stock to be redeemed as its



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name and address appear on the stock books of the Corporation. Each Notice of
Redemption shall state (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Class B Redeemable Preferred Stock to be redeemed and identification (by certificate number, CUSIP number or otherwise) of the shares of Class B Redeemable Preferred Stock to be redeemed, (iv) the place or places where shares of Class B Redeemable Preferred Stock are to be surrendered for payment of the redemption price, (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date, and (vi) the provision of this Certificate of Designations under which the redemption is being made. A Notice of Redemption shall be deemed given on the day that it is mailed. On or after the redemption date each holder of shares of Class B Redeemable Preferred Stock that were called for redemption shall surrender the certificate evidencing such shares, properly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank, and bearing all necessary transfer tax stamps thereto affixed and cancel led, to the Corporation at the place designated in the Notice of Redemption and shall then be entitled to receive payment of the redemption price for each share. If fewer than all of the shares are to be redeemed, the Corporation shall issue new certificates for the shares not redeemed. If fewer than all of the outstanding shares of the Class B Redeemable Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Corporation ratably, by lot or by holder or by such other method as the Corporation shall deem appropriate. Solely for the purpose of determining the number of shares of Class B Redeemable Preferred Stock to be stated in a Notice of Redemption as subject to an optional redemption, the amount of funds legally available for such redemption shall be determined as of the date of such Notice of Redemption. The Corporation shall declare and pay any and all dividends that are due or are in arrears prior to any such redemption.

         (f) Redemption at Option of the Holder. Each holder of shares of Class B Redeemable Preferred Stock shall have the right to cause the Corporation to redeem, and upon exercise of such right, the Corporation shall redeem, any shares of Class B Redeemable Preferred Stock held by such holder at a redemption price equal to its Liquidation Value plus an amount equal to all unpaid dividends thereon, including accrued dividends, whether or not declared, to the redemption date, at any time after the occurrence of any one or more of the following events:

                           (i)  the Corporation shall (A) file, or consent by
answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency law of any jurisdiction, (B) make an assignment for the benefit of its creditors, (C) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property, (D) be adjudicated insolvent or be liquidated, or (E) take corporate action for the purpose of any of the foregoing;

                           (ii) a court or governmental authority of competent
jurisdiction shall enter an order appointing, without consent by the Corporation, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidations of the Corporation, or if any petition for any such relief shall be filed against the Corporation and such petition shall not be dismissed within 60 days;

                           (iii) the date five years after the date such shares
of shall have been issued; and

                           (iv) within ten business days after the date of
closing of the issuance by the Corporation of debt securities aggregating at least $70 million in an offering governed by Rule 144A issued by the Securities Exchange Commission under the Securities Act of 1933.



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Notice of any such redemption of the Class B Redeemable Preferred Stock shall be delivered in writing to the Corporation at least 10 business days prior to the date fixed for redemption. The record date for the determination of holders of Class B Redeemable Preferred Stock to be redeemed and the date that the Corporation may cause the transfer books of the Corporation to be closed for the transfer of the Class B Redeemable Preferred Stock, shall be the date of redemption set forth in such written notice. The place or places where shares of Class B Redeemable Preferred Stock are to be surrendered for payment of the redemption price shall be the Corporation's executive offices. Dividends on the shares to be redeemed will cease to accumulate on the redemption date. On or after the redemption date each holder of shares of Class B Redeemable Preferred Stock that were required to be redeemed shall surrender the certificate evidencing such shares, properly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank, and bearing all necessary transfer tax stamps thereto affixed and cancel led, to the Corporation at its executive offices and shall then be entitled to receive payment of the redemption price for each share. The Corporation shall declare and pay any and all dividends that are due or are in arrears prior to any such redemption.

         (g) Restrictions on Redemption. Notwithstanding the foregoing, no shares of Class B Redeemable Preferred Stock may be redeemed if such redemption is otherwise prohibited by section (h) of this Certificate of Designations or by the Delaware General Corporation Law. Payments in respect of redemptions with respect to shares of Class B Redeemable Preferred Stock may also be subject to setoff and recoupment as contemplated by section (k) hereof.

         (h) Subordination to Indebtedness; Restrictions on Transfer. All dividend payments on and payments for redemptions with respect to shares of Class B Redeemable Preferred Stock are subordinate and subject in right of payment, to the prior payment in full of all Indebtedness of the Corporation to the extent provided in one or more subordination agreements by and among the Corporation, the holder of the Class B Redeemable Preferred Stock and the holder of the Indebtedness. For purposes hereof, "Indebtedness" means the principal of, premium, if any, and interest (including any interest accruing after the filing of a petition in bankruptcy) on and other amounts due on or in connection with any indebtedness of the Corporation as defined in and arising under any loan, credit, security or similar agreement with any bank, insurance company, or other commercial financial institution, in any case whether arising prior to, on or after the date of issuance of the Class B Redeemable Preferred Stock, and all renewals, extensions, and refundings thereof. The certificates representing outstanding shares of Class B Redeemable Preferred Stock may contain a legend referring to the subordination agreement or agreements among the Corporation, the holder of the Class B Redeemable Preferred Stock and the holder of the Indebtedness. If a holder shares of Class B Redeemable Preferred Stock has entered into such a subordination agreement and the identity of the holder of the Indebtedness subsequently changes, then the holder of the Class B Redeemable Preferred Stock shall from time to time at the Corporation's request enter into a new subordination agreement or agreements containing terms substantially similar to the terms of such holder's then existing subordination agreement, and if such holder fails to do so, then upon notice by the Corporation to such holder, all dividend payments on and payments for redemptions with respect to the shares of Class B Redeemable Preferred Stock held by such holder shall be suspended. Also, if a holder of shares of Class B Redeemable Preferred Stock has entered into such a subordination agreement, then such holder may not assign any shares of Class B Redeemable Preferred Stock that are subject to such subordination agreement unless and until the proposed assignee executes and delivers a subordination agreement containing terms substantially similar to the terms of such holder's then existing subordination agreement, and any attempted transfer of shares of Class B Redeemable Preferred Stock without complying with the terms hereof shall be null and void.



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         (i) Approval of Holders of Class A Convertible Preferred Stock;
Increase in Authorized Shares; Additional Classes of Preferred Stock. The issuance by the Corporation of any shares of Class B Redeemable Preferred Stock shall first be approved by the holders of the Class A Convertible Preferred Stock in the manner and to the extent provided in the Corporation's Amended and Restated Certificate of Incorporation. Subject to the rights of the holders of the Corporation's Class A Convertible Preferred Stock as provided in the Corporation's Amended and Restated Certificate of Incorporation, the Corporation may at any time and from time to time increase the number of authorized shares of Class B Redeemable Preferred Stock and create and issue any shares of any series or class of the Corporation's Preferred Stock that have dividend and liquidation rights that are senior to or pari passu with the Class B Redeemable Preferred Stock.

         (j) Reacquired Shares. Any shares of Class B Redeemable Preferred Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as Class B Redeemable Preferred Stock and shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new class of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

         (k) Setoff Rights. Shares of Class B Redeemable Preferred Stock may be issued in connection with the acquisition by the Corporation or its subsidiaries of certain businesses, and, notwithstanding anything else herein to the contrary, payments of dividends on such shares of Class B Redeemable Preferred Stock and payments in respect of redemptions of such shares of Class B Redeemable Preferred Stock may be subject to the Corporation's rights of setoff and recoupment to the extent and in the manner expressly set forth in any agreement related to such acquisition. Any such right of setoff or recoupment shall survive any transfer or assignment of such shares of Class B Redeemable Preferred Stock.

         IN WITNESS WHEREOF, Clearview Cinema Group, Inc. has caused this Certificate of Designations, Preferences, Rights and Limitations of Class B Nonvoting Cumulative Redeemable Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto this __ day of _______, 199_.

                                             CLEARVIEW CINEMA GROUP, INC.


                                             By______________________________
                                             A. Dale Mayo, President


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